Exhibit 10.15

MariaDB Corporation Ab Offer Letter

OFFER LETTER

Dear Michael,

On behalf of MariaDB Corporation Ab, a Finnish corporation (the “Company”), I am pleased to offer you the position of Chief Executive Officer of the Company. You will be employed by the Company’s US subsidiary, MariaDB USA, Inc. and, should you accept this offer (“Offer”), your employment shall be governed by the following terms and conditions.

1. Duties and Scope of Employment.

(a) Position. The Company shall employ you in the position of Chief Executive Officer, reporting to the Board of Directors. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Board of Directors. Your primary place of work will be the Company’s office in the San Francisco Bay Area. The Company will provide you with equipment pursuant to the Company’s policies and procedures.

(b) Obligations to the Company. During your Employment, you shall devote your full business efforts and time to the Company. During your Employment, without the prior written approval of the Board, which approval shall not be unreasonably withheld, you shall not render services in any capacity to any other person or entity. Notwithstanding the foregoing restriction, you may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate interfere with the performance of your duties. You shall also comply with the Company’s policies and procedures, as they may be in effect from time to time during your Employment.

(c) No Conflicting Obligations. You represent and warrant to the Company that when you commence employment, you will be under no contractual obligations or commitments that are inconsistent with your work obligations. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that when you commence employment you will have returned all property and confidential information belonging to any prior employer.

(d) Commencement Date. You shall commence full-time employment as soon as reasonably practicable and in no event later than December 7, 2015 (“Commencement Date”).

(e) Non-Competition. During your Employment, you shall not engage in or in any other way participate in or promote activity that competes with the Company directly. During your Employment, you shall refrain from working for, advising or being a member of any board of directors of any other company regardless of whether it competes with the Company or not save for as approved by the Board of Directors.

(f) Non-Solicitation. Following the termination of your Employment, you are prohibited from approaching other Company employees for the purpose of hiring them away from the Company on your own behalf or for any other entity, either as consultants or employees, for a period of two (2) years.

2. Cash and Incentive Compensation.

(a) Salary. The Company shall pay you as compensation for your services an initial base annual salary at a gross rate of 300 000 USD payable in accordance with the Company’s standard payroll practices. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Offer as “Base Salary.” Your Base Salary shall be reviewed on at least an annual basis.

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(b) Bonus. You are eligible to participate in the Company’s management performance bonus plan, upon criteria to be determined by the Company. The Company’s Compensation Committee has the sole discretion to interpret goals, performance, and final payment amounts. The target amount for the bonus will be up to 50% of the Base Salary. The objectives are defined, measured and paid on a semiannual basis. We guarantee 50% of the total bonus for the first half year and the other 50% is based on performance objectives. You shall not earn an incentive bonus unless you are employed by the Company on the date when such bonus is payable.

(c) Stock Options. Subject to the approval of the Board, the Company shall grant you a stock option covering shares representing 5,5% of the Company’s fully-diluted Common Stock (the “Option”), with a “top off” grant after the internal funding round (December 2015/January 2016) to preserve your fully-diluted interest after giving effect to the issuance in the round. The Option shall be granted as soon as reasonably practicable after the date you commence fulltime Employment. The purchase price per share will be the fair market value, as determined by the Board when the Option is awarded in good faith compliance with applicable guidance in order to avoid having the Option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. The most current appraisal of fair market value is 0,08 euro per share, and we know of no facts or circumstances that would currently make that estimate inaccurate. The appraisal of fair market value may have to be renewed in conjunction with a financing round that is planned to close by the end of 2015. As a result the appraisal may change from 0,08 euro per share. There is no guarantee that the Internal Revenue Service will agree with the value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s Common Stock. The term of the Option shall be 10 years, subject to earlier expiration in the event of the termination of your services to the Company. So long as your service status is continuous, the Option shall vest as follows: 25% of the total number of option shares shall vest on the first anniversary of your employment start date and 1/16th of the total Option shares shall vest in equal quarterly installments thereafter. The Option will be an incentive stock option to the maximum extent allowed by the tax code and shall be subject to the other terms and conditions set forth in the Company’s Employee Stock Plan (the “Stock Plan”) and in the Company’s standard form of Stock Option Agreement (the “Stock Agreement”).

(d) Acceleration Benefit. If there is a change of control or sale of all or substantially all of the Company’s assets, then the vesting period will accelerate two (2) years, with all options that would have vested in the subsequent two (2) years becoming fully-vested and the vesting schedule of each tranche of any options remaining unvested to be shortened by two (2) years. If Executive is released within 6 months following a change of control or 3 months prior, the all options will vest immediately. In order to be eligible for such acceleration of vesting benefit, you must execute the Company’s standard form of release of all claims agreement. For purposes of this paragraph, unless a capitalized term used in this paragraph has a meaning given to it elsewhere in this Offer, such term shall have the meaning given to it in the Stock Plan.

3. Vacation/PTO and Employee Benefits.

During the term of your Employment, you will also be entitled to Personal Time Off (“PTO”), and other benefits made available by the Company to its employees subject to applicable eligibility requirements. The Company’s current PTO policy combines both PTO and sick time at a rate of five (5) weeks per year (or about 2.08 days per month) of employment. Employees will also be given public holidays in accordance with Company policy. Such paid PTO shall not accrue in excess of that allowable under the Company policy. During your Employment you shall be permitted, to the extent you are eligible, to participate in the company sponsored 401(k), group medical, dental, life insurance and disability insurance plans, to the extent that those or similar benefit plans are made available to the Company’s employees. The Company may modify benefits as it deems necessary and such changes shall become effective upon notice. Upon termination of your Employment for any reason, any rights you may have under the Company benefit plans shall be determined in accordance with the provisions of those plans.

4. Business Expenses.

The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your work for the Company upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Termination.

(a) Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason. However, if your employment is terminated for any other reason than “Cause” (as defined below), death or “Permanent Disability” (as defined below) then employment may be terminated only with six (6) months’ written notice. The health care will then be covered a further 6 months. Any contrary representations that may have been made to you are hereby superseded.

(b) Definition of “Cause.” For all purposes during your Employment with the Company, “Cause” shall mean: (i) any material breach by you of any written agreement between you and the Company, if such breach causes material harm to the Company; (ii) any material failure by you to comply with the Company’s written policies or rules, as they may be in effect from time to time during your employment, if such failure causes material harm to the Company; (iii) your repeated failure to follow reasonable and lawful instructions from the Company; (iv) commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State by you if such felony is work -related, materially impairs your ability to perform services for the Company, or results in a material loss to the Company or material damage to the reputation of the Company; (v) your misappropriation of funds or property of the Company; (vi) serious and repeated violations of company policies or standards of conduct; or (vii) any gross or willful misconduct by you resulting in a material loss to the Company or material damage to the reputation of the Company.

(c) Definition of “Permanent Disability.” For all purposes during your Employment with the Company, “Permanent Disability” shall mean your inability to perform the essential functions of your position with or without reasonable accommodation for a period of ninety (90) consecutive days because of your physical or mental impairment.

(d) Rights upon Termination. Upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination (“Termination Date”).

6. Pre-Employment Conditions.

(a) Confidentiality Agreement. Your Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which shall be provided to you for your review and execution (the “Confidentiality Agreement”) prior to or on the Commencement Date.

(b) Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the Commencement Date.

(c) Verification of Information. Your Employment with the Company is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as any general background check performed by the Company to confirm your suitability for employment. By accepting the Company’s offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

7. Successors.

(a) Company’s Successors. The terms and conditions under this Offer letter and any subsequent Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. The term “Company” shall include any successor to the Company’s business or assets that become bound by this Offer or any subsequent Agreement.

(b) Your Successors. Any rights you have under this Offer or any subsequent Agreement shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Offer shall be in writing and shall be deemed to have been duly given when personally delivered or three business days following delivery to your personal residence by registered United States mail. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its head of Human Resources.

(b) Modifications and Waivers. No provision of this Offer shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Offer by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Offer. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Offer have been made or entered into by either party with respect to the subject matter hereof. This Offer, any subsequent Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d) Withholding Taxes. All payments made under this Offer shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) No Assignment. This Offer and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Offer to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(f) Counterparts. This Offer may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

We are delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s Offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement, on or before 5 of November, 2015.

Sincerely,

MariaDB Corporation Ab	Accepted and Agreed

/s/ Ralf Wahlsten	/s/ Michael Howard
Ralf Wahlsten Chairman of the Board	Michael Howard Date: November 4, 2015

ADDENDUM TO OFFER LETTER

Dear Michael Howard,

Whereas you on November 4, 2015, accepted an offer of employment (the “Offer”) I made on behalf of MariaDB Corporation Ab, a Finnish corporation (the “Company”)

Whereas the Company wishes to change your Commencement Date, as stated in 1(d) of the Offer;

1(d) of your Offer is hereby changed as follows:

(d) Commencement Date. You shall commence full time on December 1, 2015 (“Commencement Date”)

Sincerely,

MariaDB Corporation Ab	Accepted and Agreed

/s/ Ralf Wahlsten	/s/ Michael Howard
Ralf Wahlsten Chairman of the Board	Michael Howard